UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

 Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant      ☐

Check the appropriate box:

_ Preliminary Proxy Statement

_ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

_ Definitive Proxy Statement

☒ Definitive Additional Materials

_ Soliciting Material Pursuant to §240.14a-12

FOREST LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

_ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:_____________________________________

____

(2) Aggregate number of securities to which transaction applies:____________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):__________________

(4) Proposed maximum aggregate value of transaction:____________________________________________

(5) Total fee paid:_________________________________________________________________________

_ Fee paid previously with preliminary materials.

_ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:________________________________________________________________

(2) Form, Schedule or Registration Statement No.:_______________________________________________

(3) Filing Party:___________________________________________________________________________

 (4) Date Filed:____________________________________________________________________________

FOREST LABORATORIES SENDS LETTER TO SHAREHOLDERS

Recommends Shareholders Support All 10 of Forest’s Candidates, Who Are Committed to Delivering Value for All Shareholders

Asks Shareholders to Vote the WHITE Proxy Card Today

NEW YORK, July 16, 2012 – Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today announced that its Board of Directors has sent a letter to all Forest shareholders in connection with the Company’s Annual Meeting on August 15, 2012.  The letter highlights Forest’s qualified slate of director nominees and states that Carl Icahn’s dissident slate has significant and obvious conflicts and entanglements that compromise their independence and ability to represent all Forest shareholders.

Forest’s Board of Directors recommends that you vote for all 10 of our highly qualified director nominees on the WHITE proxy card.

For information about Forest’s 2012 Annual Meeting of Shareholders, please visit:

www.FRX2012annualmeeting.com.

The text of the July 16th letter follows:

July 16, 2012

Dear Fellow Forest Shareholders,

We write to ask for your support in advance of this year’s Annual Meeting of shareholders, which is scheduled for August 15, 2012.  This meeting will have a major impact on your investment in Forest.

Carl Icahn is again attempting to replace four of your directors with four of his own hand-picked representatives.  We find it curious that Mr. Icahn has again proposed four directors when he has very publicly stated that what he really wants is for Forest to agree to place Eric Ende and Daniel Ninivaggi on your board – both of whom are beholden to Icahn because they are paid directly by him.

While avoiding a proxy contest may serve the interest of expediency, in this case it would not serve your interests.  The quality of Board nominees is of paramount importance.  Your full Board was fully engaged in the careful consideration of both Mr. Icahn’s proposals and his slate of nominees.  Your Board is unanimous in its view that Icahn’s nominees are unqualified.

Although Mr. Icahn has tried to position his candidates as independent, the fact is that three of his candidates have significant conflicts and entanglements that we believe compromise their independence and all of his nominees are far less qualified than the Company’s candidates.  As detailed in Mr. Icahn’s proxy, his nominees lack relevant experience and – with the exception of Eric Ende who served as Icahn’s representative on the Genzyme board for less than 10 months – their prior healthcare board service was at small, start-up companies that are not remotely comparable to the size, scale and complexity of Forest.  Every member of your Board believes you should reject Icahn’s designees and support all 10 of Forest’s candidates, who are committed to delivering value for ALL shareholders.

ICAHN’S NOMINEES HAVE SIGNIFICANT CONFLICTS OF INTEREST AND ENTANGLEMENTS THAT WE BELIEVE COMPROMISE THEIR ABILITY TO REPRESENT THE INTERESTS OF ALL FOREST SHAREHOLDERS

It is ironic that Mr. Icahn – the well-known corporate raider and self-proclaimed corporate governance guru – would nominate a slate of individuals with significant and obvious conflicts that we believe compromise their independence and ability to represent all Forest shareholders.  For example:

•         Eric Ende, a serial Icahn board nominee who is being paid $65,000 per month to lead Icahn’s proxy contest, also has an unorthodox profit-sharing arrangement with Icahn under which he would receive 1% of Mr. Icahn’s profits above $47.50 per Forest share, but only if achieved within 30 months of starting Board service.  This highly unusual compensation arrangement, which has already drawn criticism from corporate governance experts,[1] aligns Ende’s interests with the profits of one shareholder – Carl Icahn – at the potential expense of all other Forest shareholders.  It provides a powerful incentive for Ende to pursue risky and short-term “swing for the fences” strategies to the detriment of our long-term strategy that will create greater overall returns over the long term. In addition, Ende is subject to highly unusual restrictions that would prevent him, even if elected a director of Forest, from speaking on a variety of topics related to Forest or his services to Carl Icahn without the prior approval of Carl Icahn.[2] We believe these arrangements compromise any true "independence" Mr. Icahn claims Ende would bring to the Board.

•         Like Ende, Daniel Ninivaggi, an Icahn insider and serial nominee, also has an interest in representing Icahn’s interests rather than yours.  He is a salaried employee and President of Icahn Enterprises, and as such, you can fairly question whether he will put your interests above the financial objectives of Icahn Enterprises.

•         Andrew Fromkin is the former CEO of Clinical Data, which Forest acquired last year. As part of the transaction, Fromkin received a security called a contingent value right (CVR) that could be worth millions of dollars to him based on the sales of just one of our products – Viibryd.  Board members must act in the interest of the company as a whole, but the CVR gives Fromkin a powerful incentive to favor Viibryd at the expense of other products in our current portfolio or others we might acquire.  Importantly – and as Mr. Icahn has himself acknowledged – Fromkin would not be considered an independent director under the New York Stock Exchange’s Corporate Governance Rules.

We believe it’s clear that the majority of Mr. Icahn’s nominees do not – and cannot – bring the independence he claims, and that Mr. Icahn is not really a champion of corporate governance.  In fact, his own public company, Icahn Enterprises, was recently ranked as having one of the three worst boards in corporate America![3]

[1] Reuters News, “Icahn dangles bounty for nominee in Forest fight,” 29 June 2012.

[2] Ende’s May 29, 2012 Agreement with Icahn Enterprise Holdings provides that “Ende will not at anytime on or after the date hereof, engage in any non-public communication relating to Forest, the transactions contemplated in the Agreement, any proxy contest or Services relating to Forest, or any communication with Icahn Enterprises or Carl Icahn, unless the matters to be discussed by Ende are first discussed with and approved by, Icahn Enterprises” (emphasis added).

[3] Reuters News, “FACTBOX: Corporate America's best and worst boards,” 11 July 2012.

ICAHN’S NOMINEES ARE FAR LESS QUALIFIED TO SERVE ON YOUR BOARD
THAN FOREST’S NOMINEES

Icahn’s nominees are far less qualified than the Company’s nominees and taken together, they lack experience in areas critical to our business, including operational and management experience and the understanding of what it takes to bring multiple new drugs to the market.  For example:

•         Pierre Legault’s operational track record is questionable at best. While serving as an Executive Vice President at The Jean Coutu Group, the company suffered numerous earnings misses and its integration of Eckerd, an effort led by Legault, was fraught with missteps.[4] Interestingly, Icahn makes no mention of Legault’s employment or management record at Jean Coutu in his proxy materials.  Legault also was dismissed from Rite-Aid Corp. in a management shake-up announced at the time of the company’s fifth straight earnings miss.[5]

•         Daniel Ninivaggi has no healthcare or other relevant experience whatsoever, and like Legault and Ende, he has never been directly involved with bringing a new drug to the market, which is the single most important aspect of Forest’s business.  His previous experience was as a lawyer for Lear Corporation, a supplier of interior automotive systems.  He currently serves on the boards of five publicly traded companies, all of which are controlled by Icahn, and to our knowledge, Ninivaggi has never been elected to a Board of a company that Icahn does not control. If elected, Ninivaggi would be “over-boarded,” serving on six public company boards, in addition to his role as the chief executive at publicly traded Icahn Enterprises.

•         Andrew Fromkin became a Forest employee for about a month following Forest’s acquisition of Clinical Data in April 2011, and he left the company by mutual agreement.  He now seeks to return to Forest as a director, and nothing in his background indicates he is qualified to serve on the Board of a company as large and complex as Forest.

•         Eric Ende, whom Icahn is paying to lead the proxy fight, has spent the vast majority of his career as a financial analyst and has no previous corporate operating or management experience of which to speak.  More importantly, our shareholders already rejected him in 2011 by an overwhelming margin, and we agree that he is ill-suited to create value for Forest.  Other than the 10 months he served as Icahn’s representative on the Board of Genzyme, he has not served on any public company boards.

ICAHN’S EFFORTS TO APPEAR REASONABLE ARE NONSENSE

Mr. Icahn’s recent media interviews and letters touting his settlement offers in an effort to appear like a reasonable, constructive shareholder are pure nonsense.   Icahn has never once sought to engage with Forest without the threat of a proxy contest.  In fact, there was utter silence from the Icahn organization in the nine months that followed last year’s Annual Meeting.  His tirades and baseless criticisms over the past few weeks have neither demonstrated a need for change nor articulated any constructive ideas for delivering value to shareholders.

Contrary to media reports, Icahn insisted as a condition of settlement that Ende and Ninivaggi join your board.  Clearly, it was not reasonable for Mr. Icahn to insist that the Company nominate Eric Ende – a man who was overwhelmingly rejected by you – our shareholders – last year and who has significant conflicts and entanglements this year.  Excluding Mr. Icahn’s votes, Ende was supported by a mere 6% of Forest shareholders last year, the lowest of any of the fourteen candidates nominated last year.  As far as we’re concerned, our shareholders spoke loud and clear on Ende last year.  We listened.  Icahn obviously did not.

[4] Reuters News, “Jean Coutu shares sag amid analyst downgrades,” March 8, 2006.

[5] Wall Street Journal, “Rite Aid Sees Wider Loss, Makes Management Changes,” September 26, 2008.

Mr. Icahn also insisted that Ninivaggi – his paid employee – join your board.  As detailed above, we simply do not believe that your interests would be served by nominating a man who lacks the proper qualifications and who we believe would be inclined to serve the interests of one shareholder rather than all shareholders.

We believe corporate boards should be assembled based upon the leadership qualities, experience and expertise of the directors – not based upon the obvious self-interest of a single, vocal shareholder.  While we have no interest in an unnecessary proxy contest, we will not sacrifice our principles for the sake of expediency.  We have to consider the quality of the candidates, and this year, just like last year, the Icahn nominees simply do not measure up.

YOUR STRONG AND INDEPENDENT BOARD WILL DRIVE CONTINUED GROWTH

Our director candidates have diverse and specialized skills that will help guide Forest through the near-term commercialization of the Company’s next generation of key products, support our recently launched products, and drive our strategy for the future.

Our slate of nominees represents an effective balance of leadership continuity and fresh perspectives. In 2011, three new highly experienced independent directors were elected to our Board, adding financial acumen, operational skills, investor perspective and corporate governance experience.  In their first year on our Board, all three have been extremely active, each serves on two Board committees – two as committee chairman – and all three serve on the Board’s Compensation Committee.  Our independent directors, five of whom were elected in the last six years, include a current CEO, a former CFO, and former COO of major companies, top medical professionals at leading medical institutions, an attorney, and experienced healthcare professionals with a track record of identifying, developing and launching new drugs. We believe that our Board represents the right mix of new perspectives, continuing leadership and professional and medical expertise needed to sustain the momentum we have behind our late-stage pipeline and promising new products.

PLEASE VOTE THE WHITE CARD TO SUPPORT FOREST’S HIGHLY QUALIFIED

BOARD NOMINEES

Your Board unanimously recommends that you vote for all 10 of our highly qualified director nominees on the WHITE proxy card.  Your vote is very important, no matter how many shares you own.  You may vote by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any GOLD proxy card sent to you by Icahn or his affiliates.

On behalf of the Board of Directors, we thank you for your continued support of our Company.

Sincerely,

/s/

Howard Solomon
Chairman of the Board and Chief Executive Officer

/s/

Kenneth E. Goodman
Presiding Independent Director

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies are also available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

This document contains quotes and excerpts from certain previously published material.  Unless otherwise indicated, consent of the author and publication has not been obtained to use the material as proxy soliciting material.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

frxproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

About Forest Laboratories
Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

Media Contacts:

Sard Verbinnen & Co

Hugh Burns/Renee Soto/Lesley Bogdanow

1-212-687-8080

# # #